Exhibit 4.01

AMENDMENT No. 2 TO RIGHTS AGREEMENT

AMENDMENT No. 2 (this “Amendment”), dated as of June 24, 2021, to the Rights Agreement, dated as of October 6, 2016, and amended on October 20, 2016 (the “Amended Rights Agreement”), by and between Mechanical Technology, Incorporated, a New York corporation (the “Company”), and American Stock Transfer & Trust Company, LLC (the “Rights Agent”).

WHEREAS, the Company and the Rights Agent have heretofore executed and entered into the Amended Rights Agreement; and

WHEREAS, pursuant to Section 23(a)(i)(y) of the Amended Rights Agreement, the Board of Directors of the Company may amend the Amended Rights Agreement in accordance with the provisions thereof, such that the Final Expiration Date (as such term is defined in the Amended Rights Agreement) may be changed to an earlier date; and

WHEREAS, the Board of Directors of the Company and the Rights Agent agree to amend the Rights Agreement as more particularly set forth herein.

NOW, THEREFORE, the Board of Directors of the Company and the Rights Agent hereby amend the Amended Rights Agreement as follows:

Section 1.              Amendment to the Amended Rights Agreement.

(a)           Amendment to Section7(a).  Section 7(a) of the Amended Rights Agreement is hereby amended by deleting, in its entirety, clause (i) related to the definition of “Final Expiration Date” and replacing it with the following new clause (i):

“(i) June 24, 2021 (the “Final Expiration Date”),”

Section 2.             Miscellaneous.

(a)           Except as otherwise expressly provided, or unless the context otherwise requires, all capitalized terms used herein have the meanings ascribed to them in the Amended Rights Agreement.

(b)           This Amendment may be executed in any number of counterparts, each of which shall be deemed an original, but all of which shall constitute but one and the same Amendment. Counterparts may be delivered via facsimile, electronic mail (including .pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, e.g., www.docusign.com) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

(c)           Except as expressly set forth herein, this Amendment shall not by implication or otherwise alter, modify, amend or in any way affect any of the terms, conditions, obligations, covenants or agreements contained in the Amended Rights Agreement, all of which are ratified and affirmed in all respects and shall continue in full force and effect.

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Exhibit 4.01

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed effective as of the day and year first above written.

MECHANICAL TECHNOLOGY, INCORPORATED

By:	/s/ Michael Toporek
Name:	Michael Toporek
Title:	Chief Executive Officer

AMERICAN STOCK TRANSFER & TRUST COMPANY, LLC

By:	/s/ Michael A. Nespoli
Name:	Michael A. Nespoli
Title:	Executive Director